EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2014 relating to the consolidated financial statements and consolidated financial statement schedule of ManpowerGroup Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

    /s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

May 9, 2014